Exhibit 10.3

Garrett Motion Sàrl

La Piece 16,

1180 Rolle (VD)

Switzerland

Peter Bracke

Rolle, 3/09/2019

Addendum to your employment contract dated May 31, 2018

Dear Peter,

Further to your recent discussions with Fabrice Spenninck, I am pleased to confirm your appointment as Interim Chief Financial Officer, and the terms of the Company’s offer relating to that appointment.

Upon signature of this addendum to your contract of employment dated May 31, 2018, and for the duration of your appointment as Interim Chief Financial Officer, your annual salary will be increased to CHF 445’593, with effect from September 6, 2019.

With regard to your participation in the Annual Incentive program “ICP”, also with effect from September 6, 2019, your annual target bonus award opportunity will be increased during your appointment to 60% of your amended basic salary. Participation and awards shall be subject to the usual rules.

As agreed, the increase in salary and ICP is on a temporary basis in recognition of the role and additional responsibilities you will be taking on. You will revert to your current salary of 363’960 and target ICP of 40% once the interim appointment comes to an end.

Exceptionally, and in recognition of your acceptance of the interim role, you will be granted USD 200’000 worth of Garrett Motion Inc restricted stock units with effect from September 6, 2019, subject to the rules of the relevant stock incentive plan. These restricted stock units will vest 100% on the second anniversary of the grant date, provided in all cases that you continue to be employed by the Company on such vesting date.

Please indicate your agreement to the terms of this addendum by signing and dating below and returning to Fabrice.

All other parts of your employment contract remain unchanged by this agreement.

I would like to thank you for your continued contribution to Garrett and for your agreement to step into the role of interim Chief Financial Officer. I wish you the best in this role.

Yours sincerely,

/s/ Olivier Rabiller

Olivier Rabiller

Chief Executive Officer

/s/ Peter Bracke

Peter Bracke

VP FP&A and Business Finance